Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
August 1, 2013

Thank you, Bill, good morning!

I am very pleased with the operating performance of our Rail and Leasing Groups during the second quarter. Record operating profit driven by increased railcar shipments for the Rail Group, combined with higher operating profit from operations and improved fleet utilization for the Leasing Group, reflect the focused efforts of our dedicated TrinityRail team and the benefits of our integrated manufacturing and leasing business model.

Our Leasing Group continues to generate strong returns and contribute steady cash flows to the Company. Operating profit from operations increased 16% compared to the 2nd quarter of 2012 due to lease fleet additions and higher lease rates for railcars serving the oil, gas, and chemicals industries. Our lease fleet utilization at the end of the second quarter was 98.7%, up slightly from the previous quarter due to increased demand for both large and small covered hoppers. We sold a small group of railcars during the quarter as we continued to strategically manage our lease portfolio. While the secondary market remains active, we do not currently forecast additional lease fleet sales in 2013.

During the second quarter, we added approximately 1,600 new railcars to our wholly-owned lease fleet portfolio. Our total lease portfolio, including partially-owned subsidiaries, now stands at approximately 74,065 railcars, an increase of 5% year-over-year. At the end of the quarter, approximately 17% of the units in our railcar order backlog - with a total value of $880 million - were slated for customers of our leasing business.

The formation of our newly announced railcar leasing joint venture is very exciting. RIV-2013 brings additional capital resources to Trinity and increases TrinityRail's flexibility to respond to customer needs for leased railcars. Having the capital resources to meet the leasing needs of industrial shippers through our partnerships with long term, equity investors is a competitive advantage. Our financial flexibility, much like our operating flexibility in manufacturing, allows us to respond effectively to customer demand.

During the second quarter, the Rail Group delivered 5,600 railcars and generated our highest ever quarterly operating profit for the second consecutive quarter. In spite of line changeovers during the quarter, operating efficiencies continued to advance throughout the quarter resulting from a consistent product mix and a well-trained, more productive work force. As a result of these operating improvements and a broadening of demand for freight railcars, we have increased our delivery guidance for 2013 to between 23,000 - 24,500 railcars.

North American railcar orders in the second quarter reflected improving demand for a broader mix of freight cars. The strength of industry orders contributed to another increase in the industry production backlog. I am very pleased with the orders TrinityRail received. As we had anticipated, orders received in the second quarter and the level of third quarter market activity indicates demand returning in the second half of 2013 for small cube covered hoppers to serve both the frac sand and construction markets. We also continue to see steady demand for auto racks as North American production of automobiles increases. To date, weather patterns support a strong harvest and could lead to potential covered hopper demand later in the year.

During the 2nd quarter we received orders for 5,000 new railcars including tank cars, covered hoppers and autoracks from railroads, 3rd party lessors and industrial shippers. As a result of the orders we received, our order backlog stands at 40,665 railcars with a value of approximately $5.1 billion. Our orders are firm, non-cancellable and, in instances of some large orders with deliveries in future time frames, include significant deposits. We have not seen a rash of speculative tank car purchases. Many of our large orders are purchases by oil producers and refiners or by our leasing company for specific customers. The visibility provided by our extended order backlog to plan stable production into 2015, with high quality customers, continues to differentiate this railcar market cycle from others in the past.

While second quarter tank car orders eased compared to the elevated first quarter level, overall, inquiries for tank cars remain steady. We continue to believe that rail transportation of crude oil will grow further in the long term demand and the growth of downstream, refined products requiring railcars will be significant, as well.

A substantial number of new tank cars have been absorbed into the crude oil rail market. It takes time to integrate an influx of new equipment into operations and to properly coordinate transportation supply with oil production demand. As such, we do expect there to be some ebb and flow to the order pattern for railcars serving these markets, similar to what we've seen in other fast growing markets, as the necessary infrastructure and downstream supply chain is developed.

The level of existing and planned capital investment by railroads, oil producers, refineries, and pipeline and storage companies, clearly establishes a very meaningful role for rail in the transportation of crude oil. Based on our discussions with customers, we believe these investment decisions are not predicated on short term crude oil spread differentials, but on long term fundamentals for oil supply and demand. Overall, we continue to see evidence that the energy renaissance will be long term in nature and TrinityRail is very well positioned to provide railcars for the resulting demand.

Our markets are constantly evolving and changing. Our integrated railcar manufacturing and leasing platform positions us to respond to various market changes quickly and effectively as they develop. Given the outstanding way in which our TrinityRail team has responded to recent market shifts, I am confident our operating and financial flexibility will support a successful response to any future market changes, as well.

I'll now turn it over to James for his remarks.